As filed with the Securities and Exchange Commission on September 24, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

3COM CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-2605794

(State of Incorporation)	(I.R.S. Employer Identification Number)
350 Campus Drive
Marlborough, MA 01752
(Address of Principal Executive Offices)

3Com Corporation 2003 Stock Plan, as amended
Amended and Restated 3Com Corporation 1984 Employee Stock Purchase Plan
Stand Alone Restricted Stock Agreement with Saar Gillai
Stand Alone Stock Option Agreement with Saar Gillai
(Full title of the plans)

Neal D. Goldman, Esq.
Executive Vice President, Chief Administrative and Legal Officer and Secretary
350 Campus Drive
Marlborough, MA 01752
(Name and address of agent for service)
(508) 323-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to	Amount	Offering Price	Aggregate Offering	Amount of
be Registered (1)	to be Registered (2)	Per Share (3)	Price (3)	Registration Fee (4)
Common Stock, $0.01 par value per share (2003 Stock Plan)	23,000,000	$1.925	$44,275,000	$1,740.01
Common Stock, $0.01 par value per share (1984 ESPP)	8,000,000	$1.925	$15,400,000	$605.22
Common Stock, $0.01 par value per share (Inducement Grant – Restricted Stock)	250,000	$1.925	$481,250	$18.91
Common Stock, $0.01 par value per share (Inducement Grant – Stock Options)	500,000	$1.925	$962,500	$37.83
Total	31,750,000		$61,118,750	$2,401.97

(1)	Shares of 23 million to be issued pursuant to the Registrant’s 2003 Stock Plan and shares of 8 million to be issued pursuant to the Registrant’s Amended and Restated 1984 Employee Stock Purchase Plan. Shares of 250,000 to be offered pursuant to the Registrant’s Stand Alone Restricted Stock Agreement with Saar Gillai in the form attached as an exhibit hereto expected to be entered into on the grant date, October 7, 2008, assuming commencement of employment in September 2008. Shares of 500,000 to be offered pursuant to the Registrant’s Stand Alone Stock Option Agreement with Saar Gillai in the form attached as an exhibit hereto expected to be entered into on the grant date, October 7, 2008, assuming commencement of employment in September 2008. Each share of common stock includes a preferred stock purchase right. The preferred stock purchase rights, which are attached to the shares of common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent additional shares of common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of common stock.

(3)	The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the filing fee on the basis of $1.925 per share, which represents the average of the high and low prices of the Common Stock as reported on The NASDAQ Global Select Market on September 17, 2008 (a date within five business days of September 24, 2008, the filing date).

(4)	The Amount of Registration Fee is based on a fee rate of $39.30 per million. The total filing fee for Common Stock registered herein of $2,401.97 is offset pursuant to Rule 457(p) of the Securities Act by filing fees totaling $4,737 previously paid with respect to unsold shares registered pursuant to a Registration Statement on Form S-8 filed by 3Com Corporation on May 31, 2006 (a date within five years of the date of the filing of this Registration Statement) for the Stand Alone Option Agreement with Scott Murray dated January 25, 2006 (Commission File No. 333-134610). (An amount of $1,789.04 has been previously offset against the May 31, 2006 registration statement.) Therefore, no fee is being paid herewith.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and information heretofore filed by Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 30, 2008, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Current Reports on Form 8-K filed on June 23, July 15, August 1, September 5, and September 24, 2008 and the Registrant’s Current Report on Form 8-K/A filed on July 7, 2008;

(c)	The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A, filed with the Commission on September 18, 1984, and any amendment or report filed for the purpose of updating such description; and

(d)	The description of the Registrant’s preferred share purchase rights contained in the registration statement on Form 8-A, filed with the Commission on September 22, 1989, as amended and restated on November 27, 2002 and amended on September 28, 2007.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or other report or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
      The validity of the shares of our common stock offered by this Registration Statement will be passed upon for us by Jeffrey M. Held, Esq., our Deputy General Counsel and Assistant Secretary. Mr. Held is paid a salary by 3Com Corporation, is a participant in various employee benefit plans offered to employees of 3Com Corporation generally, owns shares of 3Com Corporation common stock and has options to purchase shares of 3Com Corporation common stock.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware authorizes a Delaware corporation to indemnify officers, directors, employees, and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee, or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.
     The Registrant’s By-laws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Bylaws. These agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
     The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002 (the “Rights Plan”) (incorporated by reference from Exhibit 4.1 to Form 8-A/A (File No. 0-12867) filed on November 27, 2002)

4.2	Amendment No. 1 to Rights Plan, dated as of September 28, 2007 (incorporated by reference from Exhibit 4.1 to Form 8-K/A (File No. 0-12867) filed on September 28, 2007)

5.1	Opinion of Jeffrey M. Held, Deputy General Counsel and Assistant Secretary of the Registrant*

10.1	3Com Corporation 2003 Stock Plan, as amended and approved by stockholders on September 24, 2008 (Beijing, China-time) (incorporated by reference from Exhibit 10.1 to Form 8-K (File No. 0-12867) filed on September 24, 2008)

10.2	Amended and Restated 3Com Corporation 1984 Employee Stock Purchase Plan, as approved by stockholders on September 24, 2008 (Beijing, China-time) (incorporated by reference from Exhibit 10.2 to Form 8-K (File No. 0-12867) filed on September 24, 2008)

10.3	Form of Stand Alone Restricted Stock Agreement*

10.4	Form of Stand Alone Stock Option Agreement*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Jeffrey M. Held, Deputy General Counsel and Assistant Secretary of the Registrant (contained in Exhibit 5.1)*

24.1	Power of Attorney (see page II-6)*

*	Filed herewith
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
               (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                    (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
                    (2) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
                    (3) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.
               (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Commonwealth of Massachusetts, on September 24, 2008.

3COM CORPORATION
By:	/s/ NEAL D. GOLDMAN
Neal D. Goldman, Esq.
Executive Vice President, Chief Administrative and Legal Officer and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neal D. Goldman and Jeffrey M. Held, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this registration statement, any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned does hereby ratify and confirm all that such attorneys-in-fact and agents or any of them, or any substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert Y. L. Mao Robert Y. L. Mao	Director and Chief Executive Officer (principal executive officer)	Sept. 24, 2008

/s/ Jay Zager Jay Zager	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	Sept. 24, 2008

/s/ Eric A. Benhamou Eric A. Benhamou	Chairman of the Board	Sept. 24, 2008

/s/ Gary T. DiCamillo Gary T. DiCamillo	Director	Sept. 24, 2008

/s/ James R. Long James R. Long	Director	Sept. 24, 2008

/s/ Ronald A. Sege Ronald A. Sege	Director and President and Chief Operating Officer	Sept. 24, 2008

/s/ Dominique Trempont Dominique Trempont	Director	Sept. 24, 2008

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002 (the “Rights Plan”) (incorporated by reference from Exhibit 4.1 to Form 8-A/A (File No. 0-12867) filed on November 27, 2002)

4.2	Amendment No. 1 to Rights Plan, dated as of September 28, 2007 (incorporated by reference from Exhibit 4.1 to Form 8-K/A (File No. 0-12867) filed on September 28, 2007)

5.1	Opinion of Jeffrey M. Held, Deputy General Counsel and Assistant Secretary of the Registrant*

10.1	3Com Corporation 2003 Stock Plan, as amended and approved by stockholders on September 24, 2008 (Beijing, China-time) (incorporated by reference from Exhibit 10.1 to Form 8-K (File No. 0-12867) filed on September 24, 2008)

10.2	Amended and Restated 3Com Corporation 1984 Employee Stock Purchase Plan, as approved by stockholders on September 24, 2008 (Beijing, China-time) (incorporated by reference from Exhibit 10.2 to Form 8-K (File No. 0-12867) filed on September 24, 2008)

10.3	Form of Stand Alone Restricted Stock Agreement*

10.4	Form of Stand Alone Stock Option Agreement*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Jeffrey M. Held, Deputy General Counsel and Assistant Secretary of the Registrant (contained in Exhibit 5.1)*

24.1	Power of Attorney (see page II-6)*

*	Filed herewith